Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2019, relating to the financial statements of Five Point Holdings, LLC and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification No. 606) appearing in the Annual Report on Form 10-K of Five Point Holdings, LLC for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

August 2, 2019